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                                                                      EXHIBIT 12

                   BURLINGTON NORTHERN INC. AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (IN MILLIONS, EXCEPT RATIO AMOUNTS)

                        YEAR ENDED DECEMBER 31,                          1993    1992    1991
- ----------------------------------------------------------------------------------------------
Earnings:
  Pre-tax income (loss)................................................  $521    $452    $(490)
  Add:
     Interest and fixed charges........................................   145     186      226
     Portion of rent under long-term operating leases representative of
      an interest factor...............................................    92     100      107
  Less:
     Equity in undistributed income of 20-50% owned companies..........     3      --       --
                                                                         ----    ----    -----
       Total earnings available for fixed charges......................  $755    $738    $(157)
                                                                         ----    ----    -----
                                                                         ----    ----    -----
Fixed charges:
  Interest and fixed charges...........................................  $145    $186    $ 226
  Portion of rent under long-term operating leases representative of an
     interest factor...................................................    92     100      107
                                                                         ----    ----    -----
       Total fixed charges.............................................  $237    $286    $ 333
                                                                         ----    ----    -----
                                                                         ----    ----    -----
Ratio of earnings to fixed charges.....................................  3.19x   2.58x      --
                                                                         ----    ----    -----
                                                                         ----    ----    -----
Deficiency in earnings to cover fixed charges(1).......................    --      --    $ 490
                                                                         ----    ----    -----
                                                                         ----    ----    -----

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(1) The ratio of earnings to fixed charges, before the 1991 special charge of
    $708 million, was 1.65x. Additional earnings of $490 million for the year ended December 31, 1991 would have been necessary to cover fixed charges.